Exhibit 99.1

LINCOLN, Neb., May 16, 2022 /PRNewswire/ -- Midwest Holding Inc. ("Midwest") (NASDAQ: MDWT), today announced financial results for the first quarter of 2022.

First Quarter 2022 Highlights:

●	GAAP net income was $187,000 compared to a $(1.6) million GAAP net loss incurred in the first quarter of 2021. GAAP earnings were 5 cents per share (diluted) versus the (43) cent per-share loss in Q1 2021.
●	GAAP total revenue was $2.6 million compared to the negative total revenue of $(614,000) in the first quarter of 2021. Driving the year-over-year improvement in total revenue was increased net investment income, as invested assets grew to $1.1 billion as of March 31, 2022, compared with $693 million as of March 31, 2021, along with service fee revenue.
●	Annuity direct written premium under statutory accounting principles ("SAP"), a non-GAAP measure, was $98.1 million compared with $123.7 million in 2021's first quarter and $104.2 million in the fourth quarter of 2021. The mix of our new business was 26% Multiyear Guaranteed Annuities (MYGA) and 74% Fixed Income Annuities (FIA).
●	Ceded premiums (SAP) were $40.1 million compared with $47.5 million in the year-earlier quarter. The cession rate, or that portion of our written premiums that we reinsured, was 40.9% compared with 38.4%.
●	Total expenses benefited from negative interest credited due to the fall in value of the options embedded in our liabilities and the gain on mark-to-market value of the options allowance classified in other operating expenses.

Georgette Nicholas, CEO of Midwest noted, "During the first quarter, we took action to position the Company for further growth relating to pricing, products, and investing in technology and foundational capabilities.  We saw encouraging trends in premiums written at the end of the first quarter and into the second quarter.  We are benefiting from movements in interest rates in our investment portfolio along with the capabilities we have been developing and saw service fee revenue continue to grow.  Overall, the first quarter has provided a base for us to continue to expand on."

Ms. Nicholas concluded: "Our opportunities are substantial to build on the value of our platform.  The focus of the team continues to be on the key drivers of growth and profitability: Deepening distribution relationships, state expansion to achieve sales growth, reinsurance, investment management, and operational readiness and efficiency. With these five keys to our strategy, we will deliver on our commitment to shareholders to produce strong growth paired with a high return on capital."

Q1 2022 versus Q1 2021 on a GAAP basis

Midwest reported GAAP net income of $187,000 in the first quarter of 2022 compared to a $(1.6) million GAAP net loss incurred in the first quarter of 2021. On a diluted, per-share basis, this year's quarterly net income was 5 cents compared with the (43)-cent per-share loss reported in the first quarter of 2021.

Investment income in 2022's first quarter was $6.2 million compared with $2.9 million in the prior- year's quarter.  Driving the change was an increase in invested assets and from performance on those assets benefiting from core capabilities developed on sourcing assets with higher yield generating approximately a 5.5% return on the investment portfolio.

Amortization of deferred gain on reinsurance reached $970,000 in first quarter of 2022 compared with $461,000 in the first quarter of 2021 primarily due to growth in the deferred gain on co-insurance on our balance sheet, which reflects ceding commissions received on reinsurance of business to third parties.

Service fee revenue rose to $1.1 million versus $438,000 in the year-earlier March quarter.   Service fee revenue consists of fee revenue generated for our asset-management services provided to third-party clients. Assets under management for third parties was $455.4 million at March 31, 2022.

Other revenue finished at $448,000 compared with $249,000 in the prior-year quarter.   Other revenue consists primarily of revenue we generate by providing ancillary services, such as policy administration, to third parties and policy surrender charges.

Our total expenses on a GAAP basis were a negative $3.3 million versus a negative $445,000 in the prior- year's quarter.   Total expenses were helped by negative interest credited due to the decrease in value of the options embedded in our liabilities of $2.0 million and an increase in mark-to-market value of our options allowance of $6.4 million. Salaries and benefits were $4.3 million in Q1 2022 compared to $2.9 million in Q1 2021 as we added personnel, built processes, and worked on technology initiatives.

Guidance

We continue to see intense competition in the annuity market through aggressive pricing.  We have taken actions to maintain a competitive position and have seen positive results from these actions and improved sales momentum into the second quarter.

State expansion efforts remains a key priority. We have active applications in process and anticipate additional filings this quarter and expect to have more to say on this later in the year.

Given these dynamics, we are affirming our guidance for 2022 based on our current view of our business and the annuity sales market.  Anticipated premiums written are expected to be in the range of $500 million to $600 million (SAP), influenced by state expansion, independent marketing organization ("IMO") expansion reallocated personnel and other initiatives.   We continue to expect the mix in product sales to be consistent with that of 2021.

The goal is to cede, on average, approximately 70-90% of our premium in the year to generate ceded commission fees and manage capital.   Demand from our reinsurance partners is strong and we have capacity in place to cover anticipated written premium through existing reinsurers that have the potential to grow along with additional potential reinsurance transactions in the pipeline.

We are working to bring general and administrative expenses on a management basis, a non-GAAP measure, to be approximately $27 to 28 million for the full year 2022.

Finance Team Update

The Company also announced today that it has transitions on its finance team. Daniel S. Maloney will be joining as the Executive Vice President of Accounting and Finance on May 23, 2022. Mr. Maloney is a Certified Public Accountant with more than 30 years of experience in the insurance industry at companies including Players Health, Horace Mann, American Fidelity, and AIG. He has a background in public accounting.  He has worked in various finance roles related to SEC reporting, statutory reporting, and controllership. Eric N. Berg will be stepping down as Senior Vice President and Chief Financial Officer, effective May 16, 2022. Mr. Berg's departure is not related to any disagreement relating to the Company's accounting, strategy, management, operations, policies, regulatory matters, or practices (financial or otherwise).

Ms. Nicholas will serve as both the CEO and the Chief Financial Officer in the interim.  The Company will initiate a search to find its next Chief Financial Officer and will consider internal and external candidates in due course.

Q1 2022 Key Performance Indicators and Non-GAAP Financial Measures

In addition to GAAP measures, Midwest's management utilizes a series of key performance indicators (KPIs) and non-GAAP measures to, among other things:

1)  monitor and evaluate the performance of our business operations and financial performance;

2)  facilitate internal comparisons of the historical operating performance of our business operations;

3)  review and assess the operating performance of our management team;

4)  analyze and evaluate financial and strategic planning decisions regarding future operations;

5)  plan for and prepare future annual operating budgets and determine appropriate levels of operating investments; and

6)  facilitate comparison of results between periods and to better understand the underlying historical trends in our business and prospects.

These non-GAAP measures are not a substitute for GAAP measures; however, management believes that when used in conjunction with the GAAP measures, the non-GAAP measures can contribute to investors' understanding of our business. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP financial measures should be considered along with, but not as alternatives to, our operating performance measures as prescribed by GAAP.

Annuity Premiums (a KPI)

For the first quarter of 2022, annuity direct written premiums were $98.1 million compared with $123.7 million in the first quarter of 2021 reflecting competitive annuity sales environment.    Ceded premiums were $40.1 in 2022's first quarter compared with $47.5 million in the first quarter of 2021.  Of the first quarter 2022 sales of $98.1 million, approximately 26 % was in the MYGA category and the remaining 74 % consisted of sales of FIAs.

	Three months ended March 31,
(In thousands)	2022	2021
Annuity Premiums (SAP)
Annuity direct written premiums	$98,111	$123,654
Ceded premiums	(40,141)	(47,464)
Net premiums retained	$57,970	$76,190

Fees Received for Reinsurance (a KPI)

We use this non-GAAP figure to measure our efforts to secure third-party capital to back our reinsurance programs.   Fees Received for Reinsurance sums two components: Amortization of deferred gain on reinsurance, which is a line item in our Consolidated Statements of Comprehensive Income (Loss), and deferred coinsurance ceding commission, which is a line item in our Consolidated Statements of Cash Flows.

For the first quarter of 2022, fees received for reinsurance totaled $2.4 million compared with $2.9 million in the first quarter of 2021.

	Three months ended March 31,
(In thousands)	2022	2021
Fees received for reinsurance(1)
Fees received for reinsurance - total	$2,430	$2,859

General and Administrative Expenses (a non-GAAP measure)

We monitor this figure to track our overhead.   It includes salary and benefits and other operating expenses; however, it excludes non-cash stock-based compensation and the non-cash mark-to-market-adjustment of our option budget allowance.

G&A expense in the March 2022 quarter was $8.9 million compared with $5.3 million in the prior year's March quarter.   The increase was to support the potential growth in the business and reflected costs incurred to attract talent, for legal and consulting to support transactions, investment structures, state expansion efforts, and technology initiatives.

	Three months ended March 31,
	2022	2021
G&A
Salaries and benefits - GAAP	$4,318	$2,927
Other operating expenses - GAAP	(1,822)	(1,529)
Subtotal	2,496	1,398
Adjustments:
Less: Stock-based compensation	(32)	(261)
Less: Mark-to-market option allowance	6,386	4,115
G&A	$8,850	$5,252

Management Expenses (a non-GAAP measure)

We use this metric to monitor the expenses of our business on a cash basis.   Importantly, we exclude from the calculation of management expenses the index interest credited related to our FIAs because this expense is hedged.   Instead, we add back to Management Expenses the period's amortization of options previously purchased to provide this hedge. We view this amortized cost as our true cost of funds.   Management Expenses also excludes the mark-to-market adjustment of our option budget allowance. Management Expenses and non-cash stock-based compensation.

For the three months ended March 31, 2022, the sum of salaries and benefits and other operating expenses totaled $2.5 million compared to $1.4 million for the three months ended March 31, 2021. For the three months ended March 31, 2022, as disclosed above, included in these expenses is mainly salaries, benefits and other operating expenses, along with $6.4 million of non-cash mark-to-market option allowance of our derivative option allowance, which we exclude in our management G&A.

	Three months ended March 31,
	2022	2021
Management Interest Credited
Interest credited - GAAP	$(6,674)	$(2,346)
Adjustments:
Less: FIA interest credited - GAAP	7,764	2,819
Add: FIA options cost - amortized	1,953	1,316
Management interest credited	$3,043	$1,789

	Three months ended March 31,
	2022	2021
Reconciliation - Management Expenses to GAAP Expenses
Total expenses - GAAP	$(3,327)	$(445)
Adjustments:
Less: Benefits	—	—
Less: Stock-based compensation	(32)	(261)
Less: Mark-to-market option allowance	6,386	4,115
Less: FIA interest credited - GAAP	7,764	2,819
Add: FIA options cost - amortized	1,953	1,316
Management expenses - total	$12,744	$7,544

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this release constitute forward-looking statements. These statements are based on management's expectations, estimates, projections and assumptions. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend," or "continue," the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management's good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Factors that may cause our actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include among others, the following possibilities:

●	intense competition, including the intensification of price competition, competitive pressures from established insurers with greater financial resources, the entry of new competitors, and the introduction of new products by new and existing competitors;
●	our business plan, particularly including our reinsurance strategy, may not prove to be successful;
●	our reliance on third-party insurance marketing organizations to market and sell our annuity insurance products through a network of independent agents;
●	adverse changes in our ratings obtained from independent rating agencies;

●	failure to maintain adequate reinsurance;
●	our inability to expand our insurance operations outside the 21 states and District of Columbia in which we are currently licensed;
●	our annuity insurance products may not achieve significant market acceptance;
●	we may continue to experience operating losses in the foreseeable future;
●	the possible loss or retirement of one or more of our key executive personnel;
●	adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates and tax treatment of insurance products;
●	fluctuations in interest rates causing a reduction of investment income or increase in interest expense and in the market value of interest-rate sensitive investment;
●	failure to obtain new customers, retain existing customers, or reductions in policies in force by existing customers;
●	higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures;
●	changes in our liquidity due to changes in asset and liability matching;
●	possible claims relating to sales practices for insurance products; and
●	lawsuits in the ordinary course of business.

Earnings Teleconference information and Details

Midwest Holding has announced plans to host a conference call to discuss financial and operating results for the first quarter of 2022 on May 17, 2022 at 8:30 a.m. Eastern Time. The Company also posted those results on the investor relations section of its website at https://ir.midwestholding.com after the close of the financial markets on May 16, 2022.

To register for this conference call, please go to this link https://www.incommglobalevents.com/registration/q4inc/10823/midwest-holding-inc-q12022/ .
Registrants will receive confirmation with dial-in details.

The call may also be accessed via webcast, using this link https://events.q4inc.com/attendee/588008611.

A replay of the webcast will be made available after the call on the Investor Relations page of the Company's website at https://ir.midwestholding.com

About Midwest Holding Inc.

Midwest Holding Inc. is a growing, technology-enabled, services-oriented annuity platform. Midwest designs and develops annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and typically transfers these annuities through reinsurance arrangements to asset managers and other third-party investors. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form and manage their own reinsurance capital vehicles.

For more information, please visit www.midwestholding.com

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com

Consolidated Balance Sheets
(in thousands)

	March 31, 2022	December 31, 2021
(In thousands, except share information)	(Unaudited)
Assets
Fixed maturities, available for sale, at fair value (amortized cost: $774,248 and $679,921, respectively) (See Note 4)	$765,013	$683,296
Mortgage loans on real estate, held for investment	174,127	183,203
Derivative instruments (See Note 5)	14,606	23,022
Equity securities, at fair value (cost: $22,158 in 2022 and $22,158 in 2021)	21,190	21,869
Other invested assets	55,479	35,293
Investment escrow	1,552	3,611
Federal Home Loan Bank (FHLB) stock	500	500
Preferred stock	20,134	18,686
Notes receivable	6,035	5,960
Policy loans	90	87
Total investments	1,058,726	975,527
Cash and cash equivalents	144,684	142,013
Deferred acquisition costs, net	28,292	24,530
Premiums receivable	364	354
Accrued investment income	13,205	13,623
Reinsurance recoverables (See Note 9)	33,908	38,579
Intangible assets	700	700
Property and equipment, net	570	386
Operating lease right of use assets	2,300	2,360
Receivable for securities sold	5,774	19,732
Other assets	13,375	2,113
Total assets	$1,301,898	$1,219,917
Liabilities and Stockholders’ Equity
Liabilities:
Benefit reserves	$12,899	$12,941
Policy claims	1,167	237
Deposit-type contracts (See note 11)	1,148,085	1,075,439
Advance premiums	10	1
Deferred gain on coinsurance transactions	30,049	28,589
Lease liabilities (See Note 13):
Operating lease	2,307	2,364
Payable for securities purchased	3,290	5,546
Other liabilities	24,900	9,044
Total liabilities	1,222,707	1,134,161
Stockholders’ Equity:
Preferred stock, $0.001 par value; authorized 2,000,000 shares; no shares issued and outstanding as of March 31, 2022 or December 31, 2021	—	—
Voting common stock, $0.001 par value; authorized 20,000,000 shares; 3,737,564 shares issued and outstanding as of March 31, 2022 and December 31, 2021 , respectively; non-voting common stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding March 31, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	138,483	138,452
Treasury stock	(175)	(175)
Accumulated deficit	(69,972)	(70,159)
Accumulated other comprehensive loss (income)	(7,581)	2,634
Total Midwest Holding Inc.'s stockholders' equity	60,759	70,756
Noncontrolling interests	18,432	15,000
Total stockholders' equity	79,191	85,756
Total liabilities and stockholders' equity	$1,301,898	$1,219,917

Consolidated Statements of Comprehensive Loss
(in thousands, except per share amounts)

	Three months ended March 31,
(In thousands, except per share data)	2022	2021
Revenues
Investment income, net of expenses	$6,242	2,887
Net realized loss on investments (See Note 4)	(6,175)	(4,649)
Amortization of deferred gain on reinsurance transactions	970	461
Service fee revenue, net of expenses	1,098	438
Other revenue	448	249
Total revenue	2,583	(614)
Expenses
Interest credited	(6,674)	(2,346)
Amortization of deferred acquisition costs	851	503
Salaries and benefits	4,318	2,927
Other operating expenses	(1,822)	(1,529)
Total expenses	(3,327)	(445)
Net income (loss) before income tax expense	5,910	(169)
Income tax expense (See Note 8)	(4,722)	(1,432)
Net income (loss) after income tax expense	1,188	(1,601)
Less: Income attributable to noncontrolling interest	1,001	—
Net income (loss) attributable to Midwest Holding Inc.	187	(1,601)
Comprehensive (loss) income:
Unrealized (losses) gains on investments arising during the three months ended March 31, 2022 and 2021 , net of offsets, (tax ($2,900) and $181, respectively)	(10,162)	963
Less: Reclassification adjustment for net realized losses on investments, net of offsets (net of tax ($136) and $85, respectively)	(53)	(321)
Other comprehensive (loss) income	(10,215)	642
Comprehensive loss	$(10,028)	$(959)
Income (loss) per common share
Basic	$0.05	$(0.43)
Diluted	$0.05	$(0.43)

Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31,
(In thousands)	2022	2021
Cash Flows from Operating Activities:
Gain (loss) attributable to Midwest Holding, Inc.	$187	$(1,601)
Adjustments to arrive at cash provided by operating activities:
Net premium and discount on investments	(639)	(280)
Depreciation and amortization	11	14
Stock options	32	261
Amortization of deferred acquisition costs	851	503
Deferred acquisition costs capitalized	(4,464)	(6,774)
Net realized loss on investments	6,175	4,649
Deferred gain on coinsurance transactions	1,460	2,398
Changes in operating assets and liabilities:
Reinsurance recoverables	5,316	(6,165)
Interest and dividends due and accrued	418	(2,288)
Premiums receivable	(10)	—
Deposit-type liabilities	(16,151)	(4,317)
Policy liabilities	897	12
Receivable and payable for securities	11,702	—
Other assets and liabilities	4,522	21,408
Other assets and liabilities - discontinued operations	—	(2)
Net cash provided by operating activities	10,307	7,818
Cash Flows from Investing Activities:
Fixed maturities available for sale:
Purchases	(226,416)	(176,434)
Proceeds from sale or maturity	140,758	61,831
Mortgage loans on real estate, held for investment
Purchases	(19,699)	(16,447)
Proceeds from sale	30,835	1,661
Derivatives
Purchases	(4,691)	(4,157)
Proceeds from sale	1,388	660
Equity securities		(42,093)
Purchases	-
Proceeds from sale	142
Purchase of equity method securities
Other invested assets
Purchases	(23,768)	(5,160)
Proceeds from sale	3,334	1,308
Preferred stock	(1,549)	(475)
Notes receivable	—	—
Net change in policy loans	(3)	(3)
Net purchases of property and equipment	(195)	(10)
Net cash used in investing activities	(99,864)	(179,319)
Cash Flows from Financing Activities:
Net transfer to noncontrolling interest	3,432	—
Repurchase of common stock	-	—
Acquisition of noncontrolling interest	-	—
Receipts on deposit-type contracts	98,111	123,654
Withdrawals on deposit-type contracts	(9,315)	(2,905)
Net cash provided by financing activities	92,228	120,749
Net increase (decrease) in cash and cash equivalents	2,671	(50,752)
Cash and cash equivalents:
Beginning	142,013	151,679
Ending	$144,684	$100,927

Supplementary information
Cash paid for taxes	$250	$—